THIRD AMENDMENT
TO
HUBBELL INCORPORATED
AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2005)

This Third Amendment (the “Amendment”) is adopted by Hubbell Incorporated, a Connecticut corporation (the “Company”), for the purpose of amending that certain Hubbell Incorporated Amended and Restated Supplemental Executive Retirement Plan (As Amended and Restated Effective as of January 1, 2005), as previously amended on February 15, 2008 and December 28, 2010 (as amended, the “Plan). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

WHEREAS, pursuant to Section 11.1 of the Plan, the Board of Directors, in its sole and exclusive discretion, may at any time and from time to time amend the Plan in any respect without restriction and without the consent of any Participant, Accrued Vested Participant or Spouse; provided that no such amendment shall impair the right of any Participant, Accrued Vested Participant or Spouse to receive benefits earned and accrued under the Plan prior to such amendment;

WHEREAS, Plan benefits are calculated using the benefit formula under the Hubbell Incorporated Retirement Plan for Salaried and Hourly Employees, formerly known as the Hubbell Incorporated Salaried Retirement Plan (the “DB Retirement Plan”);

WHEREAS, the Company is amending the DB Retirement Plan to freeze credited service, effective February 28, 2017, and to freeze ‘compensation’ (including ‘final average compensation’), effective December 31, 2020, in each case for all benefit accrual purposes; and

WHEREAS, the Board has determined that, in light of the foregoing, it is advisable and in the best interests of the Company to amend the Plan as set forth herein to freeze credited service and ‘compensation’ (including ‘final average compensation’), effective December 31, 2016, in each case for all benefit accrual purposes, and that such amendment is permitted under Section 11.1 of the Plan.

NOW, THEREFORE, in consideration of the foregoing recitals, the Plan is hereby amended as follows, effective as of December 31, 2016, except as provided below:

1.    Effective January 1, 2016, the Plan is hereby amended such that all references in the Plan to the “Hubbell Incorporated Retirement Plan for Salaried Employees” shall instead be references to the “Hubbell Incorporated Retirement Plan for Salaried and Hourly Employees, as amended from time to time.”

2.    Section 2.3 of the Plan is hereby amended and restated in its entirety as follows:

“2.3    “Average Earnings” means the annual average of the Participant’s earnings for any three (3) calendar years in his last ten (10) years of Service prior to December 31, 2016, which produce the highest such average.”

3.    Section 5.1 of the Plan is hereby amended and restated in its entirety as follows:

“5.1    Normal Retirement Benefit. A Participant’s Normal Retirement Benefit under this Plan, computed as a straight life annuity, shall equal (a) minus (b), where:

(a)     equals six percent (6%) multiplied by the number of full years and months of a Participant’s Service as of December 31, 2016. In no event shall the percentage of benefit credit calculated under this Section 5.1(a) exceed sixty percent (60%). The appropriate percentage of benefit credit calculated under this Section 5.1(a) shall then be multiplied by the Participant’s Average Earnings as of December 31, 2016, and

(b)     equals the benefits, if any, available from the following sources:

(i)    any benefits under any defined benefit pension plan of the Employer which is qualified under Section 401 of the Internal Revenue Code (excluding, however, any ancillary benefits such as medical or transitional supplements under any such defined benefit pension plan);

(ii)    any profit-sharing contributions made by the Employer with respect to any period prior to January 1, 2017 under any defined contribution plan of the Employer which is qualified under Section 401 of the Internal Revenue Code;

(iii)    any benefits under the Hubbell Incorporated Amended and Restated Top Hat Restoration Plan;

(iv)    any “Company Contribution” made with respect to any period prior to January 1, 2017 under the Hubbell Incorporated Defined Contribution Restoration Plan; and

(v)    any other retirement benefits so designated and defined by the Compensation Committee through a special arrangement with the Employer.

For purposes of determining the benefits available from any defined benefit pension plan of the Employer, it shall be assumed that the Participant commenced receiving his benefits under such plan on the date of his Separation from Service or, if later, the date on which such Participant would attain age 55.

The benefits payable under any defined contribution plan of the Employer shall be equal to the value of the Participant’s employer contribution accounts as of the earlier of December 31, 2016 or the Participant’s Separation from Service, divided by an annuity factor. The annuity factor shall be based on the applicable mortality table and interest rate under Section 417(e) that is used by the DB Retirement Plan as of December 31, 2016. The annuity factor shall be an annuity factor deferred to the date as of which such Participant would attain age 65. If the Participant is eligible for an employer contribution as of December 31, 2016, then, for purposes of calculating the benefit payable under any defined contribution plan, the Participant’s account shall reflect such contribution and the benefit payable under this Plan shall be adjusted accordingly.”

4.    Section 5.2 of the Plan is hereby amended and restated in its entirety as follows:

“5.2     Early Retirement Benefit.  Effective as of December 31, 2016, a Participant whose Separation from Service is on or after age 55 but before his Normal Retirement Date shall be entitled to an Early Retirement Benefit commencing on the date described in Article

6.1 hereof.  The annual amount of the Early Retirement Benefit payable to a Participant shall be an amount computed in accordance with Section 5.1 hereof except that such net amount shall be reduced by three-tenths of one percent (3/10%) for each complete month by which the commencement date of his Early Retirement Benefit precedes his attainment of age 62 and by an additional two-tenths of one percent (2/10%) for each complete month by which the commencement date of his Early Retirement Benefit precedes his 60th birthday.”

5.    Section 5.5 of the Plan is hereby amended to define “Final Base Salary” as the Participant’s base salary as in effect at the earlier of December 31, 2016 or the time of the Participant’s Separation from Service.

6.    The Plan is hereby amended to add a new Section 5.6 as follows:

“5.6    Notwithstanding any other provision of this Plan to the contrary, for purposes of calculating a Participant’s Postponed Retirement Benefit, Accrued Deferred Vested Retirement Benefit or Disability Retirement Benefit, as applicable, under the Plan, (a) applicable references to Section 5.1 of the Plan shall mean Section 5.1 as amended by this Amendment, (b) applicable references to length of “Service” shall mean Service through the earlier of December 31, 2016 or the Participant’s Separation from Service, and (c) any projection of imputed benefits for purposes of calculating the Disability Retirement Benefit shall be determined as of December 31, 2016.”

7.    Except as modified by the foregoing, the terms and conditions of the Plan shall remain in full force and effect following the adoption of this Amendment.

IN WITNESS WHEREOF, the Company has adopted this Third Amendment as of December 29, 2016.

HUBBELL INCORPORATED

/s/ Megan C. Preneta
By: Megan C. Preneta
Its: Corporate Secretary and Associate General Counsel